EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  =============================================
                        Computation of Earnings Per Share
                        ---------------------------------
                      Dollars and Share Amounts in Millions
                                                                                   Years Ended June 30
                                                                -------------------------------------------------------
                                                                1995        1996        1997        1998        1999
                                                                ------      -------     -------     -------     -------
BASIC NET EARNINGS PER SHARE
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Net Earnings/(Loss)                                              $2,645      $3,046      $3,415      $3,780      $3,763
  Deduct preferred stock dividends                                  102         103         104         104         109
                                                                -------     -------     -------     -------     -------
Net Earnings/(Loss) Applicable to Common Stock                    2,543       2,943       3,311       3,676       3,654
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  Average number of common shares
    outstanding                                                 1,372.0     1,372.6     1,360.3     1,343.4     1,328.1

Per Share
---------
  Net earnings before prior years' effect
    of accounting changes
  Prior year effect of accounting changes

  Basic Net Earnings/(Loss) per Share                             $1.85       $2.14       $2.43       $2.74       $2.75

DILUTED NET EARNINGS PER SHARE
------------------------------
Net Earnings/(Loss)                                              $2,645      $3,046      $3,415      $3,780      $3,763
  Deduct differential -- preferred
    vs. common dividends                                             45          39          32          25          22
                                                               --------     -------     -------     -------     -------
Net Earnings/(Loss) Applicable to Common Stock                    2,600       3,007       3,383       3,755       3,741
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  Average number of common shares outstanding                   1,372.0     1,372.6     1,360.3     1,343.4     1,328.1
  Add potential effect of:
    Exercise of options                                            17.0        19.8        24.8        22.3        21.5
    Conversion of preferred stock                                 105.6       103.8       101.9        99.8        97.2
                                                               --------     -------     -------     -------     -------
  Average number of common shares
    outstanding                                                 1,494.6     1,496.2     1,487.0     1,465.5     1,446.8

Per Share
---------
  Net earnings before prior years' effect
    of accounting changes
  Prior year effect of accounting changes

  Diluted Net Earnings/(Loss) per Share                           $1.74       $2.01       $2.28       $2.56       $2.59
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